                       [Brown & Bain, P.A. Letterhead]

                                March 5, 1998



       Re:  Application of American International Group, Inc.
            to Acquire Control of American Bankers
            Insurance Group, Inc.
            ------------------------------------------------

Dear Director Greene:

      We understand that counsel to American Insurance Group, Inc. ("AIG") professes to have "concluded" that the detailed analysis in our February 23, 1998 letter to you -- which supported a conclusion that AIG and those persons controlling AIG are in control over American Bankers Insurance Group, Inc. ("American Bankers") by virtue of the various contracts and agreements between American Bankers and AIG without the requisite approval in violation of the provisions of A.R.S. Section 20-481.02(A) -- is "wrong" and "unworthy of your consideration". AIG's dismissive attitude toward its own improper conduct reflects corporate arrogance. The absence of any substantive response is astounding given the opportunity AIG has had to create one. But, given its own assertion that holding revocable proxies of more than ten percent of American Bankers shares on a single issue vote constitutes "control", the lack of any response is unbecoming. AIG has failed to provide any analysis in support of its "conclusion". Rather, AIG has merely "concluded" that Cendant is wrong. In an attempt perhaps to obfuscate the control issue raised by Cendant, AIG has also resorted to its current practice of mudslinging.

      Cendant continues to believe that AIG and those persons controlling
AIG are in control over American Bankers by virtue of the various contracts and agreements between American Bankers and AIG without the requisite approval in violation of the provisions of A.R.S. Section 20-481.02(A). Accordingly, on behalf of Cendant, we reiterate Cendant's request that your Department immediately take all appropriate regulatory action to enforce your statutes and to require AIG and those persons controlling AIG to renounce, waive or otherwise relinquish each of the control provisions in the contracts and agreements with American Bankers described in our February 23, 1998 letter.


                                                 Respectfully,


                                                 /s/ Howard Ross Cabot
                                                 -----------------------
                                                 Howard Ross Cabot


Honorable John Greene
 Director of Insurance
  Arizona Department of Insurance
   2910 North 44th Street, Suite 210
    Phoenix, Arizona 85018

VIA HAND DELIVERY

HRC:mam

Copy to:

Mr. Kurt Regner
 Assistant Chief Examiner
  Arizona Department of Insurance
    2910 North 44th Street, Suite 210
     Phoenix, Arizona 85018

VIA HAND DELIVERY

Michael De La Cruz, Esq.
 Assistant Attorney General
  Office of the Attorney General
   1275 West Washington
    Phoenix, Arizona 85007

VIA FACSIMILE [542.4085]
AND HAND DELIVERY